Exhibit 15(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230590 on Form S-8 and Registration Statement No. 333-242048 on Form F-3 of Mitsubishi UFJ Financial Group, Inc. of our reports dated February 26, 2021, relating to the consolidated financial statements of Morgan Stanley, and the effectiveness of Morgan Stanley’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Morgan Stanley for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

New York, New York

July 9, 2021